WASATCH FUNDS TRUST

Amended and Restated Designation of Classes of Shares

(Effective as of April 30, 2015)

WHEREAS, the Trustees of the Wasatch Funds Trust (the “Trust”), acting pursuant to Section 4.9(b) of the Declaration of Trust of the Trust dated as of November 6, 2009, as amended (the “Declaration”), at a meeting held on November 9, 2011 established and designated the following Classes as listed below with respect to the several Series of the Trust with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below, and further determined that each share of the identified series outstanding as of January 31, 2011 was to be designated Investor Class shares as of that date; and

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9(c) of the Declaration, at a meeting of the Trustees on August 15, 2012 established and designated a new Series of the Trust, the Wasatch Emerging Markets Select Fund, with the following Classes as listed below, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below;

WHEREAS, the Trustees of the Trust, acting pursuant to Sections 4.9(c) and 10.01 of the Declaration, at a meeting of the Trustees on February 10, 2015, terminated the Wasatch Heritage Growth Fund as a Series of the Trust as of April 30, 2015.

NOW THEREFORE, the Trustees of the Trust have established and designated the following Classes with respect to the identified Series of the Trust:

Series	Classes
Wasatch Core Growth Fund®	Investor Class; Institutional Class
Wasatch Emerging Markets Small Cap Fund®	Investor Class; Institutional Class
Wasatch Global Opportunities Fund ®	Investor Class; Institutional Class
Wasatch World Innovators Fund ®	Investor Class; Institutional Class
Wasatch International Growth Fund ®	Investor Class; Institutional Class
Wasatch International Opportunities Fund®	Investor Class; Institutional Class
Wasatch Micro Cap Fund®	Investor Class; Institutional Class
Wasatch Micro Cap Value Fund®	Investor Class; Institutional Class
Wasatch Small Cap Growth Fund®	Investor Class; Institutional Class
Wasatch Small Cap Value Fund®	Investor Class; Institutional Class
Wasatch Strategic Income Fund®	Investor Class; Institutional Class
Wasatch Ultra Growth Fund®	Investor Class; Institutional Class
Wasatch-Hoisington U.S. Treasury Fund®	Investor Class; Institutional Class
Wasatch–1st Source Income Fund®	Investor Class; Institutional Class
Wasatch Large Cap Value Fund ®	Investor Class; Institutional Class
Wasatch Long/Short Fund®	Investor Class; Institutional Class
Wasatch Emerging India Fund®	Investor Class; Institutional Class
Wasatch Frontier Emerging Small Countries Fund®	Investor Class; Institutional Class

Series	Classes
Wasatch Emerging Markets Select Fund®	Investor Class; Institutional Class

1.          Each Share of each Class is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.          The number of authorized Shares of each Class is unlimited.

3.          All Shares of a Class of a Series shall be identical with each other and with the Shares of each other Class of the same Series except for such variations between Classes as may be authorized by the Trustees from time to time and set forth in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Class of such Series, as the same may be amended and supplemented from time to time (“Prospectus”). The Trustees may change the name or other designation of a Class; and take such other action with respect to the Classes as the Trustees may deem desirable.

4.          With respect to the Shares of a Class of a Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Class of such Series.

5.          The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Class of a Series that have been established by the Trustees, divide or combine the issued or unissued Shares of any Class of a Series into a greater or lesser number; classify or reclassify any issued or unissued Shares of any Class of a Series into one or more Classes of such Series; combine two or more Classes of a Series into a single Class of such Series; in each case without any action or consent of the Shareholders.

6.          The designation of any Class hereby shall not impair the power of the Trustees from time to time to designate additional Classes of Shares of a Series or terminate any one or more Classes of a Series hereby designated.

7.          Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 6th day of May, 2015.

/s/ Russell L. Biles
Russell L. Biles, Secretary